                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     STEWART INFORMATION SERVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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




                    STEWART INFORMATION SERVICES CORPORATION

                            1980 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 26, 1996

    Notice is hereby given that the Annual Meeting of the Stockholders of Stewart Information Services Corporation, a Delaware corporation (the "Company"), will be held on Friday, April 26, 1996, at 9:00 A.M. in the Independence Room on the eleventh floor of the Company's offices, 1980 Post Oak Boulevard, Houston, Texas, for the following purposes:

         (1) To elect directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

         (2) To consider and act upon a proposal to adopt the Company's 1996 Directors' Stock Plan.

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The holders of record of Common Stock and Class B Common Stock of the Company at the close of business on February 29, 1996 will be entitled to vote at the meeting.

                                             By Order of the Board of Directors,


                                             /s/ MAX CRISP


                                             Secretary



March 20, 1996



                                   IMPORTANT

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                    STEWART INFORMATION SERVICES CORPORATION

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 26, 1996

    This Proxy Statement is furnished to the stockholders of Stewart Information Services Corporation (the "Company"), 1980 Post Oak Boulevard, Houston, Texas 77056 (Tel. No. 713/625-8100), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of stockholders to be held on Friday, April 26, 1996, at 9:00 A.M. in the Independence Room on the eleventh floor of the Company's offices, 1980 Post Oak Boulevard, Houston, Texas, and any adjournment thereof.

    Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement is being mailed on or about March 20, 1996 to stockholders of record at the close of business on February 29, 1996 (the "Record Date").

    At the close of business on the Record Date, there were outstanding and entitled to vote 6,151,330 shares of Common Stock and 525,006 shares of Class B Common Stock, and only the holders of record on such date shall be entitled to vote at the meeting. As long as 300,000 or more shares of Class B Common Stock are issued and outstanding, at each election of directors the Common Stock and Class B Common Stock are voted as separate classes. Shares of the Company's Class B Common Stock are convertible on a one-for-one basis into shares of the Company's Common Stock.

    The holders of Common Stock, voting as a class, are entitled to elect five of the nine directors of the Company. Each share of Common Stock is entitled, at the option of the person voting such share, either to cast one vote per share for each of the five directors to be elected by the holders of the Common Stock or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees. The enclosed form of proxy provides a means for stockholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. If authority to vote for four or fewer of the nominees is withheld, and if there are nominees other than management nominees for the directorships to be filled by the holders of the Common Stock, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for which authority to vote is not withheld. If there are no nominees for the five positions to be elected by the holders of Common Stock other than the management nominees set forth herein, it is the intention of the persons named in the enclosed proxy to allocate the votes represented by the proxy evenly among the management nominees. If there should be any additional nominees for such positions, then the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the management nominees. If it is not possible to elect each of the five management nominees, then the persons named in the enclosed proxy will have discretion as to which of such nominees may be elected.

    Unless a holder of Common Stock who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of those directors for whom authority to vote is withheld because the Company's by-laws provide that directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. The shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

    The holders of Class B Common Stock, voting as a class, are entitled to elect the remaining four of the nine directors of the Company. Each holder of Class B Common Stock has the right to vote, in person or by proxy, the number of shares owned by him for the four directors to be elected by the holders of Class B Common Stock and for whose election he has a right to vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of the Record Date with respect to persons known to the Company to be the beneficial owners of more than 5% of either class of the Company's voting shares:

                                                                            AMOUNT AND NATURE OF        PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF CLASS              BENEFICIAL OWNERSHIP           CLASS
   ------------------------------------         --------------              --------------------        -----------
Malcolm S. Morris                             Class B Common Stock                 262,503                 50.0
  3992 Inverness
  Houston, Texas 77019

Stewart Morris, Jr.                           Class B Common Stock                 262,503                 50.0
  4944 Woodway #13
  Houston, Texas 77056

FMR Corp.                                         Common Stock                     571,000(1)               9.3
  82 Devonshire Street
  Boston, Massachusetts 02109

Lindner Growth Fund                               Common Stock                     421,800(2)               6.9
  7711 Carondelet Ave., Box 16900
  St. Louis, Missouri 63105

Brookhaven Capital Management Co., Ltd            Common Stock                     412,223(3)               6.7
  3000 Sandhill Road, Suite 130
  Menlo Park, California 94025

College Retirement Equities Fund                  Common Stock                     340,000(4)               5.5
  730 Third Avenue
  New York, New York 10017

Third Avenue Value Fund                           Common Stock                     310,000(5)               5.0
  767 Third Avenue
  New York, New York 10017

----------
(1) With respect to all such shares, FMR Corp. has no voting power and sole investment power. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13G dated February 14, 1996.
(2) Lindner Growth Fund has sole voting and investment power with respect to 409,950 of such shares and shared voting and investment power with respect to 11,850 of such shares. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13G dated January 25, 1996.
(3) Brookhaven Capital Management Co., Ltd has sole voting and investment power with respect to 9,000 of such shares and shared voting and investment power with respect to 403,223 of such shares. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13D dated December 21, 1994.
(4) With respect to all such shares, College Retirement Equities Fund has sole voting and investment power. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13G dated February 1, 1996.
(5)  Based on information provided by Third Avenue Value Fund.

    The holders of the Class B Common Stock have entered into an agreement intended to maintain an equal ownership of shares of Common Stock and Class B Common Stock by Carloss Morris and Malcolm S. Morris, collectively, and by Stewart Morris and Stewart Morris, Jr., collectively. Such agreement also provides for rights of first refusal with respect to Class B Common Stock among themselves in the event of the death, voluntary or involuntary disposition of the shares of Class B Common Stock and upon certain other specified conditions. In addition, the agreement provides that the parties will not sell their Class B Common Stock or convert their Class B Common Stock into Common Stock prior to January 2005.

    The following table sets forth information as of the Record Date with respect to each class of the Company's voting shares beneficially owned by executive officers, directors and nominees for director of the Company and by all officers, directors and nominees for director of the Company as a group:

                                                                      AMOUNT AND NATURE OF     PERCENT OF
          NAME                             TITLE OF CLASS             BENEFICIAL OWNERSHIP        CLASS
          ----                             --------------             -------------------      ----------
Carloss Morris                              Common Stock                      76,650(1)             1.2

Stewart Morris                              Common Stock                      64,278(1)             1.0

Malcolm S. Morris                           Common Stock                      68,000(1)(2)          1.1
                                        Class B Common Stock                 262,503(1)            50.0

Stewart Morris, Jr.                         Common Stock                      38,000(3)              (4)
                                        Class B Common Stock                 262,503(1)            50.0

Max Crisp                                   Common Stock                       5,500(1)(5)           (4)

C. M. Hudspeth                              Common Stock                      26,400(6)              (4)

Nita B. Hanks                               Common Stock                         183(1)              (4)

Paul W. Hobby                               Common Stock                        None                 --

Dr. E. Douglas Hodo                         Common Stock                        None                 --

Dr. W. Arthur Porter                        Common Stock                        None                 --

Lloyd Bentsen, III                          Common Stock                       1,500(1)              (4)


All officers and directors                  Common Stock                     280,511                4.6
 as a group (11 persons)                Class B Common Stock                 525,006              100.0

-----------
(1)  The beneficial owner has sole voting and investment power.
(2) Consists of 68,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 7).
(3) Consists of 38,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 7).
(4)  Less than 1%.
(5) Includes 4,000 shares subject to a stock option (see "Executive Compensation--Option Grants and Exercises" at page 7).
(6) Includes 900 shares as to which C. M. Hudspeth has sole voting and investment power and 25,500 shares owned by C. M. Hudspeth's wife and as to which he has no voting and no investment power.

                             ELECTION OF DIRECTORS

    At the meeting, nine directors (constituting the entire Board of Directors) are to be elected. The holders of Common Stock are entitled to elect five directors, and the holders of Class B Common Stock are entitled to elect four directors. All directors of the Company hold office until the next annual meeting of stockholders or until their respective successors are elected and qualify. All officers of the Company hold office until the regular meeting of directors following the annual meeting of stockholders or until their respective successors are elected and qualify.

    During 1995, the Board of Directors held five meetings and executed one consent in lieu of a meeting. No director attended fewer than 80% of such meetings. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Company has no nominating committee of the Board of Directors.

    The Executive Committee may exercise all of the powers of the Directors, except those specifically reserved to the Board of Directors by law, and is comprised of Carloss Morris, Stewart Morris, Max Crisp and C. M. Hudspeth. During 1995, the Executive Committee held five meetings at which all members were present and executed 48 consents in lieu of meetings.

    It is the duty of the Audit Committee to (i) review, with the Company's independent auditors, the scope of the annual audit, (ii) review the independent auditors' management letter and (iii) meet with the Company's internal auditors. The Audit Committee is comprised of C. M. Hudspeth and Dr.
E. Douglas Hodo, who succeeded A. Oakley Hunter in June, 1995. During 1995, the Audit Committee held two meetings at which both members were present.

    See "Executive Compensation--Compensation Committee" at page 10 for information with respect to the Company's Compensation Committee.

COMMON STOCK

    The following persons have been nominated to fill the five positions to be elected by the holders of Common Stock. Each was elected by the holders of the Common Stock at the annual meeting of stockholders held in 1995. It is the intention of the persons named in the proxy for the holders of Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                                        DIRECTOR SINCE
------------------------------------------                                        --------------
Nita B. Hanks, 42, Director . . . . . . . . . . . . . . . . . . . . . . . . . .        1990
Dr. E. Douglas Hodo, 61, Director . . . . . . . . . . . . . . . . . . . . . . .        1988
Paul W. Hobby, 35, Director . . . . . . . . . . . . . . . . . . . . . . . . . .        1989
Max Crisp, 61, Vice President-Finance, Secretary, Treasurer and Director  . . .        1970
C. M. Hudspeth, 76, Director  . . . . . . . . . . . . . . . . . . . . . . . . .        1976*

----------

*  Mr. Hudspeth also served as a director of the Company from 1970 to 1973.

    Mrs. Hanks has been a Senior Vice President of Stewart Title Guaranty Company ("Guaranty"), a subsidiary of the Company, since May 1990 and a Vice President of Guaranty since 1981.

    Dr. Hodo served as Dean of the College of Business at the University of Texas-San Antonio from September 1972 to May 1987. Dr. Hodo is currently serving as President of Houston Baptist University and has served in such capacity since June 1, 1987. Dr. Hodo is also a director of the United Services Group of funds.

    Mr. Hobby practiced law with the firm of Fulbright & Jaworski L.L.P. from 1986 until October 1989. Mr. Hobby served as an Assistant U.S. Attorney, Houston, Texas, from November 1989 to May 1992. He was on leave from such position during the first six months of 1991, during which time he served as Chief of Staff of the Lieutenant Governor of Texas. Since May 1992 Mr. Hobby has served as Vice President of H & C Communications. Mr. Hobby has also served since 1995 as Chairman of Columbine JDS Systems, Inc., a media software company.

    Mr. Crisp has served as Vice President-Finance of the Company since 1970, as Treasurer since 1971 and as Secretary since 1973.

    Mr. Hudspeth has been of counsel to the law firm of DeLange & Hudspeth, L.L.P., Houston, Texas, for more than the past five years. Mr. Hudspeth is a Trustee Emeritus of Rice University, Houston, Texas.

CLASS B COMMON STOCK

    The following persons have been nominated to fill the four positions to be elected by the holders of Class B Common Stock. Each was elected by the holders of the Class B Common Stock at the annual meeting of stockholders held in 1995, except for Lloyd Bentsen, III, who was elected by the Board of Directors in May 1995 to fill the vacancy created by the death of A. Oakley Hunter. It is the intention of the persons named in the proxy for the holders of Class B Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                                               DIRECTOR SINCE
------------------------------------------                                               --------------
Carloss Morris, 80, Co-Chief Executive Officer and Chairman of the Board of Directors . .     1970
Stewart Morris, 76, Co-Chief Executive Officer, President and Director  . . . . . . . . .     1970
Dr. W. Arthur Porter, 54, Director  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1993
Lloyd Bentsen, III, 51, Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1995

    Carloss Morris and Stewart Morris have served as Co-Chief Executive Officers of the Company since 1975.

    Carloss Morris and Stewart Morris are brothers. Stewart Morris, Jr., an officer of the Company, is the son of Stewart Morris and a nephew of Carloss Morris. Malcolm S. Morris, an officer of the Company, is the son of Carloss Morris and a nephew of Stewart Morris.

    Dr. Porter has served as President and Chief Executive Officer of Houston Advanced Research Center, a non-profit research consortium, for more than the past five years. He also has served as an Adjunct Professor of Electrical Engineering at Rice University since 1989. Dr. Porter is also a director of Electro Scientific Industries, Inc., Portland, Oregon.

    Mr. Bentsen served as an Advisory Director of the Company from 1992 until his election to the Board of Directors in 1995. Mr. Bentsen is a general partner and co-founder of Triad Ventures, a group of venture capital funds with over $50 million of capital that seeks to invest in Texas-based emerging growth companies. Prior to founding his venture capital firm in 1979, Mr. Bentsen spent ten years with Rotan Mosle, Inc., a regional investment banking firm, as a member of the corporate finance department. Mr. Bentsen is a graduate of Princeton University and holds an MBA from Stanford University.

    Carloss Morris, Stewart Morris, Malcolm S. Morris and Stewart Morris, Jr., acting together, have the power to direct the management and policies of the Company. Accordingly, they may be deemed to be "control persons" as such term is used in regulations adopted under the Securities Exchange Act of 1934.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table summarizes compensation information concerning each of the Company's executive officers for each of the three years ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                          ANNUAL COMPENSATION                   (AWARDS)
                                   ------------------------------------      -------------
                                                                                STOCK           ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR           SALARY        BONUS         OPTIONS         COMPENSATION
   ---------------------------      ----          --------      -------      -------------     ------------
                                                  ($)             ($)         (# shares)           ($)
Carloss Morris                      1995          130,000        160,000             --           22,824(1)
  Chairman of the Board and         1994          130,000        160,000             --           20,845
  Co-Chief Executive Officer(2)     1993          130,000        160,000             --           21,847

Stewart Morris                      1995          130,000        160,000             --           17,966(3)
  President and                     1994          130,000        160,000             --           15,778
  Co-Chief Executive Officer(4)     1993          130,000        160,000             --           13,971

Stewart Morris, Jr.                 1995          125,000        117,790            8,000          5,245(5)
  Senior Executive Vice Presi-      1994          125,000        144,130             --            3,418
  dent--Assistant President(6)      1993          125,000        165,100             --            5,278

Malcolm S. Morris                   1995          125,000        117,790            8,000          4,427(7)
  Senior Executive Vice Presi-      1994          125,000        144,130             --            3,828
  dent--Assistant Chairman(8)       1993          125,000        165,100             --            3,882

Max Crisp                           1995          139,900         67,775            4,000          8,374(9)
  Vice President--Finance(10)       1994          133,860         64,856             --            7,882
                                    1993          127,140        119,019             --            7,388
----------------------

(1) Consists of matching contributions to the Company's 401(k) plan ($1,000), director's fees ($1,200) and $20,624, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company (see "--Insurance" at page 8).
(2) Carloss Morris is also a director of the Company, Chairman of the Executive Committee of Guaranty and Vice Chairman of the Executive Committee of Stewart Title Company ("Title"), a subsidiary of the Company.
(3) Consists of matching contributions to the Company's 401(k) plan ($1,000), director's fees ($1,200) and $15,766, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company (see "--Insurance" at page 8).
(4) Stewart Morris is also a director of the Company, Chairman of the Executive Committee of Title and Vice Chairman of the Executive Committee of Guaranty.
(5) Consists of matching contributions to the Company's 401(k) plan ($1,000), director's fees ($3,175) and $1,070, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.
(6) Stewart Morris, Jr., age 47, is also President and Chief Executive Officer of Title and Chairman of the Board of Guaranty.
(7) Consists of matching contributions to the Company's 401(k) plan ($1,000), director's fees ($825) and $2,602, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(8) Malcolm S. Morris, age 49, is also President and Chief Executive Officer of Guaranty and Chairman of the Board of Title.
(9) Consists of matching contributions to the Company's 401(k) plan ($1,000), director's fees ($1,125) and $6,249, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.
(10) Max Crisp is also Secretary, Treasurer and a director of the Company and Vice President-Finance of Guaranty and Title.

    Each executive officer of the Company holds office until the regular meeting of directors following the annual meeting of stockholders or until his successor is elected and qualifies.

OPTION GRANTS AND EXERCISES

         The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1995 to each of its executive officers. All such grants were made on July 12, 1995, under the terms of the Company's 1995 Stock Option Plan. The Company did not grant any stock appreciation rights during such year. The hypothetical values on the date of grant of stock options granted in 1995 shown below are presented pursuant to the rules of the Securities and Exchange Commission and are calculated under the modified Black-Scholes Model (the "Model") for pricing options. This hypothetical value of options trading on the stock markets bears little relationship to the compensation cost to the Company or potential gain realized by an optionee. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock issuable under the stock option at the time the stock options are exercised. There is no assurance that the hypothetical present values of stock options reflected in this table actually will be realized.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1995

                                                      INDIVIDUAL GRANTS
                                ---------------------------------------------------------------
                                                PERCENT OF
                                               TOTAL OPTIONS
                                                  GRANTED                                           GRANT DATE
                                  OPTIONS      TO EMPLOYEES      EXERCISE          EXPIRATION        PRESENT
             NAME                 GRANTED         IN 1995         PRICE                DATE          VALUE(1)
             ----               -----------    ------------      ----------        ------------      ---------
                                (# shares)          (%)             ($)                 ($)            ($)
Carloss Morris  . . . . .             --            --                --                  --            --
Stewart Morris  . . . . .             --            --                --                  --            --
Stewart Morris, Jr. . . .         8,000(2)          26              19.50          July 11, 2005      73,384
Malcolm S. Morris . . . .         8,000(2)          26              19.50          July 11, 2005      73,384
Max Crisp . . . . . . . .         4,000(3)          13              19.50          July 11, 2005      36,692

------------------

(1) The grant date present values are calculated under the Model. The Model is a mathematical formula used to value stock options and is based on the stock's historical volatility, dividend rate, option term and risk-free rate of return. The grant date present value does not reflect any discount with respect to prohibitions on transfer.
(2) Options with respect to 5,100 shares became exercisable on July 12, 1995, and the remaining 2,900 options became exercisable on January 1, 1996.
(3) Such options became exercisable in full on July 12, 1995.

    The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1995 by each of its executive officers and the value of unexercised options at December 31, 1995. The Company has not issued any tandem or freestanding stock appreciation rights.

      AGGREGATED OPTION EXERCISES IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995

                                                                NUMBER OF                       VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                                           AT DECEMBER 31, 1995                 AT DECEMBER 31, 1995
                      SHARES ACQUIRE     VALUE        ------------------------------        ------------------------------
          NAME          ON EXERCISE     REALIZED      EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
          ----         -------------  -------------   -----------       -------------       -----------      --------------
                         (# shares)        ($)        (# shares)         (# shares)            ($)              ($)
Carloss Morris              --             --             --                --                    --              --
Stewart Morris              --             --             --                --                    --              --
Stewart Morris, Jr.         --             --           35,100             2,900               242,700          5,800
Malcolm S. Morris           --             --           65,100             2,900               475,200          5,800
Max Crisp                   --             --            4,000              --                   8,000            --

COMPENSATION OF DIRECTORS

    Directors of the Company, other than employees of the Company, receive an annual retainer of $7,500 and directors' fees of $2,000 per meeting attended. Directors of the Company who are employees receive directors' fees of $75 per meeting. Members of the Audit Committee and members of the Compensation Committee who are not employees of the Company receive $1,000 per meeting attended. No additional amounts are paid to members of the Executive Committee for their services as such. Mr. Hudspeth receives aggregate annual fees of $41,000 for his services as a director and member of each of the committees of the Board of Directors.

    On March 11, 1996, the Board of Directors of the Company adopted, subject to stockholder approval, the Stewart Information Services Corporation 1996 Directors' Stock Plan (the "1996 Plan"). See "Approval of the 1996 Directors' Stock Plan" at page 12. If the 1996 Plan is approved by the stockholders of the Company, each non-employee Director will receive, in addition to the annual retainer and per meeting fees described above, an annual award of shares of Common Stock of the Company valued at $7,500 based on the fair market value of the Common Stock on the date of the award.

DEFERRED COMPENSATION AGREEMENTS

    On March 10, 1986, the Company entered into a Deferred Compensation Agreement with each of Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp (individually, a "Beneficiary"). Pursuant to such agreements, a Beneficiary or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts, which will, after payment of federal income taxes thereon, result in a net annual payment of $66,667 to Max Crisp and $133,333 to each of Malcolm S. Morris and Stewart Morris, Jr.
For purposes of such agreements, each Beneficiary is deemed to be subject to federal income tax at the highest marginal rate applicable to individuals.
Such benefits are fully vested and are forfeited only if a Beneficiary's employment with the Company is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a Beneficiary under certain insurance policies currently maintained by the Company will reduce payments due to such Beneficiary under his Deferred Compensation Agreement.

INSURANCE

    The Company is a party to Life Insurance Coverage Agreements dated December 1, 1993, with Carloss Morris and Stewart Morris under which the Company has agreed to maintain $1,000,000 in life insurance coverage on the lives of each of them, with death benefits payable to their designated beneficiaries. Pursuant to such agreements, the Company has purchased Split Dollar life insurance policies ("SD Policies") for which the Company pays annual premiums of $55,776 and $42,000 for the SD Policies on the lives of Carloss Morris and Stewart Morris, respectively. Premiums under the SD Policies will be returned to the Company from the proceeds of death benefits under the SD Policies. In 1995, the net death benefits to Carloss Morris and Stewart Morris under the SD policies were $721,120 and $790,000, respectively, and such benefits will decline annually by the amount of the premiums paid by the Company. The net death benefit under each SD Policy will also be affected by annual earnings under such policy. The Company currently anticipates that (i) the net death benefit under the SD Policies will decline to approximately $400,000 for Carloss Morris by the year 2000 and $400,000 for Stewart Morris by the year 2004 and (ii) the SD Policies will be fully paid up by the year 2000.

    Prior to 1994, the Company established two paid up policies having no cash surrender value and providing death benefits of $890,954 and $769,873 to the beneficiaries of Carloss Morris and Stewart Morris, respectively. No premiums were paid by the Company under such policies in 1995; however, pursuant to applicable federal income tax regulations, taxable income attributable to the such policies in 1995 of $40,199 and $34,736 was incurred by Carloss Morris and Stewart Morris, respectively.

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on Common Stock with the cumulative total return of the Russell 2000 Index and the Russell 2000 Financial Services Sector Index (which includes the Company and its major publicly owned competitors) for five years ended December 31, 1995. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG THE COMPANY, RUSSELL 2000 AND RUSSELL 2000 FINANCIAL SERVICES SECTOR


                              [PERFORMANCE CHART]


                                                                  AT DECEMBER 31,
                                            ------------------------------------------------------------
                                               1990      1991      1992      1993      1994       1995
                                            ---------  --------  --------  --------  ---------  ---------
Company . . . . . . . . . . . . . . . . .   $  100.00  $ 177.32  $ 267.93  $ 395.88  $  307.94  $  435.17

Russell 2000  . . . . . . . . . . . . . .      100.00    146.05    172.94    205.64     201.90     259.31

Russell 2000 Financial Services Sector. .      100.00    165.27    244.68    300.75     302.61     420.20

COMPENSATION COMMITTEE

  Compensation Committee Interlocks and Insider Participation

    It is the duty of the Compensation Committee to approve the compensation of the executive officers. During 1995, the Compensation Committee was comprised of C. M. Hudspeth, Paul W. Hobby and, prior to May, A. Oakley Hunter. Dr. W. Arthur Porter succeeded Mr. Hunter as a member of the Compensation Committee in June, 1995. During 1995, the Compensation Committee held two meetings at which all members were present.

    During 1995, the Company and its subsidiaries paid a total of $296,776 to the law firm of DeLange & Hudspeth, L.L.P. C. M. Hudspeth is of counsel to such firm.

  Compensation Committee Report on Executive Compensation

To the Board of Directors of
Stewart Information Services Corporation:

                         COMPENSATION COMMITTEE REPORT

    Compensation Policy. The Compensation Committee of the Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee reviews the compensation program of the Company during each year as it deems necessary. The objective of the Committee is to provide executive officers of the Company with a compensation package that is fair and reasonable based on their individual levels of responsibility and performance in relation to the compensation of executive officers of other publicly held companies in the title insurance and comparable industries. In making its determinations as to the reasonableness of the Company's executive compensation, the Committee relies in part on the advice of a nationally recognized, independent compensation consulting firm.

    The principal elements of the Company's executive compensation program are an annual salary, an annual cash bonus and, commencing in 1995, stock option grants to officers of the Company other than the co-chief executive officers. The Company also provides life insurance to each of its executive officers.

    Base Salary. For 1995, the Committee continued base salary levels for executive officers at the levels in effect for 1994 except for one increase of approximately 4.5%. The base salaries of each of the Company's co-chief executive officers was $130,000 in each year. Historically, base salaries of the Company's executive officers have remained relatively stable from year to year. Base salaries are set at levels deemed reasonable by the Committee based upon its subjective evaluation of the executive officer's level of responsibility.

    Annual Bonus. Each of the executive officers is eligible to receive an annual cash bonus based on the consolidated net income of Guaranty. The annual bonus tends to link a portion of the executive's compensation to the Company's annual results, particularly with respect to officers other than the co-chief executive officers. The Committee believes that the consolidated income of Guaranty, and the effect thereof on the level of dividends paid by the Company and the Company's book value per share, are important determinants over time of the value of the Company's Common Stock. For more than the past ten years, each of the co-chief executive officers has received an annual bonus equal to three percent of the annual consolidated net income of Guaranty, subject to a limitation on the maximum bonus payable. For 1993, 1994 and 1995, aggregate compensation, exclusive of board fees and insurance premiums, to the co-chief executive officers was limited to $290,000 each.

    Stock Options. In 1995, the Compensation Committee recommended, the Board of Directors adopted, and the stockholders of the Company approved, a stock option plan pursuant to which 100,000 shares of the Company's common stock were reserved for issuance by the Committee from time to time. The purpose of the plan is to make available to the Committee a form of compensation that will align the interests of executive officers with those of the stockholders over a multi-year term. Executive officers, other than Carloss Morris and Stewart Morris, who were omitted from the plan at their request, are eligible for grants of options at a purchase price not less than the fair market value of the shares on the date of grant. Pursuant to the plan, in 1995 the Committee granted options to Malcolm Morris, Stewart Morris, Jr. and Max Crisp for 8,000, 8,000 and 4,000 shares, respectively. See "--Option Grants and Exercises" elsewhere in the Proxy Statement in which this report is included. The values of such options were taken into account by the Committee in determining the reasonableness of the recipient officer's annual compensation package.

    Insurance. Pursuant to agreements dated December 1, 1993, the Company pays the premium on individual split-dollar life insurance policies for the co-chief executive officers and their beneficiaries. The Company will recover the full amount of premiums paid from the death benefit upon the death of the insured. See "--Insurance" elsewhere in the Proxy Statement in which this report is included. Except with respect to the co-chief executive officers, such insurance is not considered by the Compensation Committee to be a significant part of the aggregate compensation package afforded by the Company to its executive officers.

    The Company's net earnings declined from $1.56 per share in 1994 to $1.11 per share in 1995, primarily due to the relatively high interest rates prevailing in the first half of 1995. The Committee recognizes that the title insurance industry is strongly affected by nationally prevailing interest rates, and the Company's financial results from year to year will depend largely on the level of real estate activity in its primary markets. Since these factors are beyond the control of the Company, the Committee does not attempt to closely tie the compensation of its co-chief executive officers, or its executive officers as a group, to the Company's annual financial results. Rather, the Committee subjectively evaluates the performance of the Company's executive officers, including the co-chief executive officers, with respect to their efforts to provide for the long-term financial well being of the Company and to respond to continuing changes in the industry environment. In 1995, the Committee gave particular consideration to the efforts of the co-chief executive officers and other executive officers in entering new markets through acquisitions, increasing the Company's market share in existing markets, further developing the Company's automation programs and pursuing opportunities in international markets.

                             C. M. Hudspeth                     Paul W. Hobby

                                           Dr. W. Arthur Porter

                                  Members of the Compensation Committee

                   APPROVAL OF THE 1996 DIRECTORS' STOCK PLAN

BACKGROUND

    On March 11, 1996, the Board of Directors of the Company adopted, subject to stockholder approval, the Stewart Information Services Corporation 1996 Directors' Stock Plan (the "1996 Plan"). The purpose of the plan is to provide non-employee directors with additional incentive and to increase their proprietary interest in the success of the Company, thereby encouraging them to continue their service to the Company.

SUMMARY OF THE DIRECTORS' STOCK PLAN

    The amount of the Common Stock with respect to which awards may be granted under this Plan shall not exceed 45,000 shares in the aggregate and 5,000 shares to any one individual.

    Each person who is not a full-time employee of the Company or any of its subsidiaries and who shall be elected or re-elected as a director of the Company shall be awarded shares annually on the first business day following the Company's annual meeting of stockholders at which such person was elected or re-elected to serve, provided that this Plan is in effect on that day. Each person who is not a full-time employee of the Company or any of its subsidiaries and who shall be elected or re-elected as an Advisory Director of the Company shall be awarded shares annually on the first business day following the Company's annual meeting of directors at or subsequent to which such person was elected or re-elected to serve, provided that this Plan is in effect on that day.

    The number of shares to be awarded pursuant to the 1996 Plan shall be the amount determined by dividing $7,500 by the fair market value of a share of the Company's Common Stock on the date of the award. For purposes of the 1996 Plan, "fair market value" means the closing price of a share of stock on that date as reported in the New York Stock Exchange--Composite Transactions listing. On March 18, 1996, the closing sales price of the Company's Common Stock on the New York Stock Exchange Composite Tape was $20-5/8 per share.

    No shares awarded under the 1996 Plan may be disposed of by a recipient before six months after the date the shares are awarded.

    The Board of Directors is authorized to amend or terminate the 1996 Plan. Stockholder approval will be required for a plan amendment only if and to the extent such approval is required to (i) change the number of shares which may be issued pursuant to the provisions of the 1996 Plan or (ii) change the class of persons eligible to receive awards.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In general, a person to whom shares of Common Stock are awarded under the 1996 Plan will recognize ordinary income six months after the date the shares are granted in an amount equal to the fair market value of the shares on the date such person recognizes income unless such person makes an election under
Section 83(b) of the Code to recognize income as of the date of grant based on the fair market value on the date of grant. The Company and its subsidiaries will be entitled to a business expense deduction in the same amount and at the same time as such person recognizes ordinary income.

APPROVAL BY STOCKHOLDERS

    Approval of the 1996 Plan will require the affirmative vote of a majority of the total votes cast on such proposal, with holders of Common Stock and Class B Common Stock voting together as a single class. On the Record Date, an aggregate of 6,676,336 shares of Common Stock and Class B Common Stock were outstanding and entitled to vote on the proposal to approve the 1996 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1996 PLAN.

                       SELECTION OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP has been selected by the Company as its principal independent auditors for the Company's fiscal year ending December 31, 1996, and served in such capacity for the Company's fiscal year ended December 31, 1995. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

    During 1995, the Company subleased office space in Houston, Texas, to the law firm of Morris, Lendais, Hollrath & Snowden, P.C., of which Carloss Morris and Malcolm S. Morris are shareholders. Aggregate sublease rentals were $127,158 during such year. The terms of the sublease are the same as those of the Company's primary lease.

    During 1995, the Company and its subsidiaries paid a total of $294,753 to the law firm of Morris, Lendais, Hollrath & Snowden, P.C. In connection with real estate transactions processed by Title, such firm receives legal fees from its clients who are also customers of Title and who select such firm as their counsel. During 1995, the Company and its subsidiaries also paid legal fees to a law firm to which C. M. Hudspeth is of counsel (see "Executive Compensation-- Compensation Committee--Compensation Committee Interlocks and Insider Participation" at page 10).

    During 1995, Marietta Maxfield, a daughter of Carloss Morris, was a full time attorney for Guaranty and was paid $87,190 for services rendered in such capacity.

               PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING

    Any proposals of holders of Common Stock or Class B Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 1997 must be received by the Company at its principal executive offices, 1980 Post Oak Boulevard, Houston, Texas 77056, no later than November 21, 1996, in order to be included in the proxy statement and form of proxy relating to that meeting.

    Pursuant to the Company's By-Laws, nominations of persons for election by the holders of Common Stock to the Board of Directors of the Company must be received by the Company not less than 60 days nor more than 120 days prior to the meeting at which directors are to be elected by the holders of Common Stock, provided that if less than 30 days notice or prior public disclosure of the date of such meeting is given or made known to stockholders, nominations to be timely must be received no later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure was made. A copy of the relevant provisions of the Company's by-laws with respect to nominations to the Company's Board of Directors will be provided to any stockholder of the Company upon written request to the Corporate Secretary of the Company at 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

                                 OTHER MATTERS

    The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

    The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company has retained Georgeson & Co., a proxy solicitation firm, to assist it in soliciting proxies for the proposals described in this proxy statement. The Company has agreed to pay Georgeson & Co. a fee for such services, which is not expected to exceed $5,000, plus expenses. In addition to solicitation by use of the mails, certain officers or employees of the Company, and of Georgeson & Co., may solicit the return of proxies by telephone, telegram or personal interview.


                                             By Order of the Board of Directors,


                                             /s/ MAX CRISP


                                             Secretary



March 20, 1996

                                                                      APPENDIX A

                   STEWART INFORMATION SERVICES  CORPORATION
                           1996 DIRECTORS' STOCK PLAN


         1. Purpose. The 1996 Directors' Stock Plan (the "Plan") of Stewart Information Services Corporation (the "Company") for non-employee directors is intended to advance the best interests of the Company by providing non-employee directors with additional incentive and by increasing their proprietary interest in the success of the Company, thereby encouraging them to continue their service to the Company.

         2. Award Shares. The stock subject to the provisions of the Plan shall be shares of the Company's Common Stock, $1.00 par value (or such other par value as may be designated by act of the Company's stockholders) (the "Common Stock"). The amount of the Common Stock with respect to which awards may be granted under this Plan shall not exceed 45,000 shares in the aggregate and 5,000 shares to any one individual. The shares may be treasury shares or authorized but unissued shares.

         3. Annual Awards. Each person who is not a full-time employee of the Company or any of its subsidiaries and who shall be elected or re-elected as a director of the Company shall be awarded shares annually on the first business day following the Company's annual meeting of stockholders at which such person was elected or re-elected to serve, provided that this Plan is in effect on that day. Each person who is not a full-time employee of the Company or any of its subsidiaries and who shall be elected or re-elected as an Advisory Director of the Company shall be awarded shares annually on the first business day following the Company's annual meeting of directors at or subsequent to which such person was elected or re-elected to serve, provided that this Plan is in effect on that day.

         The number of shares to be awarded pursuant to this Section 3 shall be the amount determined by dividing $7,500 by the fair market value of a share of the Common Stock on the date of the award. For purposes of this Section 3, the "fair market value" of a share of stock as of any particular date shall mean the closing price of a share of stock on that date as reported in the New York Stock Exchange--Composite Transactions listing.

         No shares awarded pursuant to this Section 3 may be disposed of by a recipient before six months after the date the shares are awarded.

         4. Requirements of Law. The Company shall not be required to award any shares under this Plan if issuing the shares shall constitute a violation by the recipient or the Company of any provisions of any law or regulation of any governmental authority. Each award under this Plan shall be subject to the requirements that, if at any time the Board of Directors of the Company shall determine that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with such award, such award shall not be made in whole or in part unless the listing, registration, qualification, consent, approval or representations shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. In the event the shares issuable pursuant to this Plan are not registered under the Securities Act of 1933, the Company may imprint on the certificate for those shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

         "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, that registration is not required for a sale or transfer."

The Company may, but shall in no event be obligated to, register any securities covered by this Plan under the Securities Act of 1933 (as now in effect or as later amended) and, in the event any shares are registered, the Company may remove any legend on certificates representing those shares. The Company shall not be obligated to take any other affirmative action in order to cause awards under this Plan to comply with any law or regulation or any governmental authority.

         5. Amendment or Termination of Plan. The Board of Directors may modify, revise or terminate this Plan at any time and from time to time. However, without the further Company stockholder approval by a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the issue, the Board of Directors may not (a) change the number of shares which may be awarded pursuant to the provisions of this Plan or (b) change the class of persons eligible to receive awards under this Plan.

         6. Effective Date of Plan. The Plan shall become effective and shall be deemed to have been adopted on March 11, 1996, if within one year of that date it has been approved by the Company stockholders by a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan. No awards shall be made pursuant to the Plan after December 1, 2006.

                      STEWART INFORMATION SERVICES CORPORATION

   THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED BY THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                   APRIL 26, 1996

 P The undersigned stockholder of Stewart Information Services Corporation (the "Company") hereby appoints Ken Anderson, Jr. and Tannie L.
 R Pizzitola, Jr., or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as designated
 O below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of the Company
 X to be held on the eleventh floor of the Company's offices at 1980 Post Oak Blvd., Houston, Texas, at 9:00 A.M. on Friday, April 26, 1996, and at any
 Y    adjournment thereof.

      AS NOTED IN THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IF ANY OF THE LISTED NOMINEES BECOMES UNAVAILABLE FOR ANY REASON AND AUTHORITY TO VOTE FOR ELECTION OF DIRECTORS IS NOT WITHHELD, THIS PROXY WILL BE VOTED FOR ANOTHER NOMINEE, OR OTHER NOMINEES, TO BE SELECTED BY THE BOARD OF DIRECTORS.

      THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ADOPTION OF THE COMPANY'S 1996 DIRECTORS' STOCK PLAN.

                   PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY

                                      (Continued and to be signed on other side)

[X]  Please mark your
     votes as in this
     example.

1.  Election of Directors

                 FOR
              all of the              WITHHOLD
            nominees listed           AUTHORITY
              (except as             to vote for         NOMINEES:
            indicated to the         election of         Nita B. Hanks
            contrary below)           directors          Dr. E. Douglas Hodo
                 [ ]                     [ ]             Paul W. Hobby
Except vote withheld from the following nominee(s):      Max Crisp
                                                         C.M. Hudspeth
___________________________________________________


2.  Adoption of the Company's 1996 Directors' Stock Plan

          FOR                   AGAINST                  ABSTAIN
          [ ]                     [ ]                      [ ]

3. In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

          FOR                   AGAINST                  ABSTAIN
          [ ]                     [ ]                      [ ]

SIGNATURE(S)___________________________________________ DATE _____________, 1996

SIGNATURE(S)___________________________________________ DATE _____________, 1996

Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as it appears hereon.